Exhibit (5)(b)

THE GABELLI MONEY MARKET FUNDS
SUB-ADVISORY AGREEMENT

	Agreement, made as of this 16th day of December, 1994 among Gabelli Funds, Inc, a New York corporation (the
"Manager"), Gabelli-O'Connor Fixed Income Mutual Funds
Management Company (the "Sub-Adviser") and The Gabelli Money
Market Funds (the "Trust").

	WHEREAS, the Manager has entered into a Management Agreement, dated December 16, 1994 (the "Management Agreement"), with the Trust, a Delaware business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Manager will act as Manager of the Trust;

	WHEREAS, the shares of beneficial interest of the Trust are divided into one or more separate series; and

	WHEREAS, the Manager desires to retain the Sub-Adviser to provide investment advisory services to each series of the Trust set forth in Appendix A as it may be amended from time to time (each, a "Series") in connection with the management of the Trust and the Sub-Adviser is willing to render such investment advisory services;

	NOW, THEREFORE, the parties agree as follows:

	1.	(a)	Subject to the supervision of the Manager
and of the Trustees of the Trust, the Sub-Adviser shall manage the investments of each Series of the Trust and the composition of the portfolio of each Series, including the purchase, retention and disposition of securities and other investments of each Series, in accordance with the Trust's investment objectives, policies and restrictions of each such Series as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

	(i) The Sub-Adviser shall provide management of each Series' investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by each Series of the Trust, and what portion of the assets will be invested or held uninvested as cash.

	(ii) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Trust and with the instructions and directions of the Manager and of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations.

	(iii) The Sub-Adviser shall determine the securities to be purchased or sold by each Series of the Trust and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus or as the Trustees may direct from time to time. In providing the Trust with investment management, it is recognized that the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is also understood that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for each Series of the Trust with such brokers subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust (and each Series of the Trust) and to such other clients.

	(iv) The Sub-Adviser shall maintain all books and records with respect to the Trust's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and
(11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Trustees such periodic and special reports as the Trustees may reasonably request.

	(v)  The Sub-Adviser shall provide the Trust's
Custodian on each business day with information relating to all transactions concerning the Trust's assets and shall provide the Manager with such information upon request of the Manager.

	(vi) The investment management services provided by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

	(vii)  The Sub-Adviser shall provide the Trust's
Administrator with such information concerning the investment management of the Trust as the Administrator shall reasonably require.

		(b)	The Sub-Adviser shall authorize and permit
any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

	(c)	The Sub-Adviser shall keep the Trust's books and
records required to be maintained by the Sub-Adviser pursuant to paragraph l(a) hereof and shall timely furnish to the Manager all information relating to the Sub-Adviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records which it maintains for the Trust are the property of the Trust and the Sub-Adviser will surrender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940
Act any such records as are required to be maintained by it pursuant to paragraph l(a) hereof.

	2.	The Manager shall continue to have
responsibility for all services to be provided to the Trust pursuant to the Management Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

	3.	For the services provided and the expenses
assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser as full compensation therefor a fee calculated as a percentage of the average daily net assets of each Series. Such fee, which will be computed daily and paid monthly, shall be calculated at the annual percentage rate set forth for the particular Series in Appendix B to this Agreement.

	4.	The Sub-Adviser shall not be liable for any
error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

	5.	This Agreement shall continue in effect for a
period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually with respect to each Series in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to any Series by the Trust at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by the Manager or the Sub-Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

	6.	Nothing in this Agreement shall limit or
restrict the right of any of the Sub-Adviser's directors, officers, or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

	7.	During the term of this Agreement, the Manager
agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Sub-Adviser in any way, prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder by first class or overnight mail, facsimile transmission equipment or hand delivery.

	8.	This Agreement may be amended by mutual consent,
but the consent of each Series of the Trust must be obtained in conformity with the requirements of the 1940 Act.

	9.	This Agreement shall be governed by the laws of
the State of New York.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and Year first above written.


	GABELLI FUNDS, INC.


	BY /s/ J. Hamilton Crawford

	GABELLI-O'CONNOR FIXED INCOME
	MUTUAL FUNDS MANAGEMENT
	COMPANY


	BY /s/ Thomas E. O'Connor

	THE GABELLI MONEY MARKET FUNDS


	BY /s/ Bruce N. Alpert


APPENDIX A

	Series Covered by Sub-Advisory Agreement

	The Gabelli U.S. Treasury Money Market Fund






































December 16, 1994


APPENDIX B



	Annual rate of Sub-Advisory fees, expressed as a percentage of the average net asset value of the Series:



	Annual Percentage
Name of Series	Rate of Sub-Advisory Fee

The Gabelli U.S. Treasury	0.08%
   Money Market Fund





























December 16, 1994


G:\SHARED\3RDPARTY\GABMMF\PEA\#5\EX-5B.DOC	2


G:\SHARED\3RDPARTY\GABMMF\PEA\#5\EX-5B.DOC